RESOLUTION
OF THE DIRECTORS OF
THE WORLD FUNDS, INC.

May 24, 2012

WHEREAS, the Directors have considered the Company being named as an insured under the Investment Company Blanket Bond (“Bond”), a joint fidelity bond, having an aggregate coverage of $3,000,000, issued by ICI Mutual Insurance Company against larceny, embezzlement, and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Company from time to time, and containing such provisions as may be required by the rules promulgated under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Directors have reviewed the form of the Bond; and

WHEREAS, the administrator has notified the Directors that the premium on such Bond for March 31, 2012 to March 31, 2013 would be $12,267

NOW THEREFORE, BE IT RESOLVED, that the Company be named as an insured as of March 31, 2012 under the Bond, a joint fidelity bond, having an aggregate coverage of $3,000,000, issued by ICI Mutual Insurance Company against larceny, embezzlement, and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Company from time to time, and containing such provisions as may be required by the rules promulgated under the 1940 Act; and

FURTHER RESOLVED, that it is the finding of the Board and a majority of the Directors who are not “interested persons” of the Company (“Independent Directors”), voting separately, that the Bond is reasonable in form and amount, having given due consideration to all relevant factors, including but not limited to, the value of the aggregate assets of the funds to which any such covered person under Rule 17g-1 may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the fund’s portfolios, the number of other parties named as insured parties under said Bond, and the nature and size of the business activities of such other parties; and

FURTHER RESOLVED, that the premium, $11,997 plus $270 tax, on such Bond to be allocated to each series of the Company is approved by a majority of Independent Directors, taking all relevant factors into consideration, including but not limited to, the number of other parties named as insured, the nature of the business activities of such other parties, the amount of the joint insured bond and the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the  Company is less than the premium the Company would have had to pay if it had provided and maintained a single insured bond; and

FURTHER RESOLVED, that the proposed allocation agreement between the Company and the other named insureds under the Bond is hereby approved and that the appropriate officers of the Company are authorized and directed to execute said allocation agreement on behalf of the Company; and

FURTHER RESOLVED, that the Treasurer, Assistant Treasurer, Secretary, and Assistant Secretary of the Company shall be designated as the officers of the Company who may make the filings and give the notices required by paragraph (g) of said Rule 17g-1 and Regulation S-T.

As Secretary, I hereby certify that the foregoing resolutions were adopted unanimously by the Board, including all Independent Trustees, at an in-person meeting as set forth above.

IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of July 2012.

                                    /s/ Karen Shupe
                                    Karen Shupe
                                    Secretary

Had the above referenced investment company not been named as insured under a joint insured bond, pursuant to section 17g-1(g)(1)(B)(iii), each of them would have provided and maintained a single insured bond in the amounts set forth below:

1. The World Funds, Inc.        $750,000
2. American Growth Fund      $225,000
4. World Funds Trust              $250,000
5. DGHM Investment Trust    $525,000

The premium that has been paid under the Bond covers the period from March 31, 2012 to March 31, 2013, for an aggregate coverage amount of $3,000,000. The premium that has been paid for the Company under the Bond covers the Company for the period from March 31, 2012  to March 31, 2013.